Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

October 1, 2020

Academy Sports and Outdoors, Inc.

1800 North Mason Road

Katy, Texas 77449

Ladies and Gentlemen:

We have acted as counsel to Academy Sports and Outdoors, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to an aggregate of up to 15,983,311 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), consisting of (1) up to 9,833,311 shares of Common Stock (the “2011 Plan Shares”) that may be issued by the Company pursuant to the New Academy Holding Company, LLC 2011 Unit Incentive Plan (the “2011 Plan”), (2) up to 5,150,000 shares of Common Stock (the “2020 Plan Shares”) that may be issued by the Company pursuant to the Academy Sports and Outdoors, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”) and (3) up to 1,000,000 shares of Common Stock (together with the 2011 Plan Shares and the 2020 Plan Shares, the “Shares”) that may be issued by the Company pursuant to the Academy Sports and Outdoors, Inc. 2020 Employee Stock Purchase Plan (together with the 2011 Plan and the 2020 Plan, the “Plans”).

We have examined the Registration Statement, a form of the Amended and Restated Certificate of Incorporation (the “Amended Charter”) and the Plans, each of which have been filed with the Commission as exhibits to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Charter is filed with the Secretary of State for the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any of the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Amended Charter has been duly filed with the Secretary of State of the State of Delaware and (2) upon issuance and delivery in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP